Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 27, 2017

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2017 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 27, 2017 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2017.

Consolidated net income available to common stockholders for the first quarter of 2017 was $101.5 million, or $1.91 per diluted common share, compared to $99.5 million, or $1.89 per diluted common share for the fourth quarter of 2016 and $79.2 million, or $1.52 per diluted common share, for the first quarter of 2016.

"Our core business remained healthy in the first quarter with solid loan growth, healthy total client funds growth, higher net interest income and stable credit quality. We are maintaining our positive outlook for 2017 and raising our guidance for net interest income and net interest margin due to the recent interest rate increase," said Greg Becker, President and CEO of SVB Financial Group. "While VC activity remains below recent historic highs as investors intensify their focus on disciplined investing, the brisk pace of first-time fund closings and significant levels of dry powder on the sidelines indicate that investors' appetites are still strong and there is ample capital available for good companies. Overall, our clients continue to perform well and we are seeing healthy momentum in our pipeline that reinforces our positive expectations for the year ahead."

Highlights of our first quarter 2017 results (compared to fourth quarter 2016, unless otherwise noted) included:

•	Average loan balances of $20.1 billion, an increase of $0.8 billion (or 4.2 percent).

•	Period-end loan balances of $20.4 billion, an increase of $0.5 billion (or 2.7 percent).

•	Average fixed income investment securities of $21.2 billion, an increase of $0.9 billion (or 4.5 percent).

•
Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $1.4 billion (or 1.7 percent) to $86.1 billion, with average off-balance sheet client investment funds increasing by $1.2 billion (or 2.6 percent) and average on-balance sheet deposits increasing by $0.2 billion (or 0.7 percent).

•
Period-end total client funds increased $2.7 billion (or 3.2 percent) to $87.5 billion, with period-end off-balance sheet client investment funds increasing by $0.6 billion (or 1.4 percent) and period-end on-balance sheet deposits increasing by $2.1 billion (or 5.4 percent).

•	Net interest income (fully taxable equivalent basis) of $310.3 million, an increase of $13.4 million (or 4.5 percent).

•	Provision for credit losses[1] of $30.7 million, compared to $16.5 million.

•
Gains on investment securities of $16.0 million, compared to $10.0 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $9.5 million, compared to $5.3 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Gains on equity warrant assets of $6.7 million, compared to $4.6 million.

•
Noninterest income of $117.7 million, an increase of $4.2 million (or 3.7 percent). Non-GAAP core fee income decreased $2.1 million (or 2.4 percent) to $82.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $237.6 million, an increase of $2.4 million (or 1.0 percent).

•
Income tax expense included a $6.1 million benefit related to new accounting guidance for the tax impact associated with employee share-based transactions and a $4.7 million benefit for the return of tax funds related to a prior years' tax return. (See "Income Tax Expense" for further details.)

(1)
Our consolidated statements of income were modified from prior periods’ presentation to conform to the current period presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments was reported separately as a component of noninterest expense.

First Quarter 2017 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Income statement:
Diluted earnings per common share (1)	$1.91	$1.89	$2.12	$1.78	$1.52
Net income available to common stockholders (1)	101.5	99.5	111.1	93.0	79.2
Net interest income	310.0	296.6	289.2	283.3	281.4
Provision for credit losses (2)	30.7	16.5	20.0	36.7	33.5
Noninterest income	117.7	113.5	144.1	112.8	86.1
Noninterest expense	237.6	235.2	220.8	199.9	203.9
Non-GAAP core fee income (3)	82.6	84.6	80.5	74.5	76.5
Non-GAAP noninterest income, net of noncontrolling interests (3)	111.1	109.1	139.5	111.2	88.8
Non-GAAP noninterest expense, net of noncontrolling interests (3)	237.5	234.9	220.7	199.7	204.0
Fully taxable equivalent:
Net interest income (4)	$310.3	$296.9	$289.4	$283.6	$281.7
Net interest margin	2.88%	2.73%	2.75%	2.73%	2.67%
Balance sheet:
Average total assets	$45,301.0	$44,933.7	$43,451.3	$43,370.0	$44,190.2
Average loans, net of unearned income	20,069.3	19,260.7	18,647.2	18,199.3	17,012.4
Average available-for-sale securities	12,550.3	12,505.1	12,743.7	13,399.3	14,692.6
Average held-to-maturity securities	8,600.2	7,730.5	8,003.8	8,382.8	8,658.7
Average noninterest-bearing demand deposits	32,709.4	32,663.8	30,522.3	30,342.4	31,219.5
Average interest-bearing deposits	7,249.1	7,033.7	7,387.4	7,817.5	8,048.6
Average total deposits	39,958.5	39,697.4	37,909.8	38,160.0	39,268.1
Average long-term debt	795.6	795.9	796.2	796.5	796.7
Period-end total assets	46,413.3	44,683.7	43,274.0	43,132.7	43,573.9
Period-end loans, net of unearned income	20,427.5	19,899.9	19,112.3	18,833.8	17,735.1
Period-end available-for-sale securities	12,384.0	12,620.4	12,665.7	13,058.6	14,327.1
Period-end held-to-maturity securities	8,615.7	8,427.0	7,791.9	8,200.4	8,548.2
Period-end non-marketable and other securities	635.6	622.6	625.2	664.1	668.5
Period-end noninterest-bearing demand deposits	33,587.9	31,975.5	31,029.0	30,287.8	30,933.3
Period-end interest-bearing deposits	7,491.8	7,004.4	7,160.4	7,308.7	7,826.5
Period-end total deposits	41,079.7	38,979.9	38,189.4	37,596.6	38,759.7
Off-balance sheet:
Average client investment funds	$46,130.2	$44,966.8	$43,105.5	$42,883.3	$42,471.6
Period-end client investment funds	46,434.8	45,797.8	43,343.7	43,072.4	42,273.5
Total unfunded credit commitments	16,082.3	16,743.2	16,297.1	15,502.5	15,880.2
Earnings ratios:
Return on average assets (annualized) (5)	0.91%	0.88%	1.02%	0.86%	0.72%
Return on average SVBFG stockholders’ equity (annualized) (6)	11.03	10.77	12.32	10.83	9.59
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.18%	1.13%	1.25%	1.29%	1.29%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.94	0.94	1.03	0.98	1.01
Gross charge-offs as a % of average total gross loans (annualized)	0.28	0.52	0.52	0.45	0.61
Net charge-offs as a % of average total gross loans (annualized)	0.25	0.44	0.48	0.43	0.49
Other ratios:
GAAP operating efficiency ratio (7)	55.57%	57.35%	50.95%	50.48%	55.47%
Non-GAAP operating efficiency ratio (3)	56.35	57.87	51.45	50.58	55.05
SVBFG CET 1 risk-based capital ratio	13.05	12.80	12.75	12.43	12.38
Bank CET 1 risk-based capital ratio	12.75	12.65	12.77	12.57	12.57
SVBFG total risk-based capital ratio	14.45	14.21	14.22	13.92	13.90
Bank total risk-based capital ratio	13.80	13.66	13.83	13.65	13.66
SVBFG tier 1 leverage ratio	8.51	8.34	8.35	8.08	7.69
Bank tier 1 leverage ratio	7.81	7.67	7.74	7.56	7.19
Period-end loans, net of unearned income, to deposits ratio	49.73	51.05	50.05	50.09	45.76
Average loans, net of unearned income, to average deposits ratio	50.23	48.52	49.19	47.69	43.32

Book value per common share (8)	$71.80	$69.71	$69.02	$67.38	$65.40
Other statistics:
Average full-time equivalent employees	2,345	2,303	2,255	2,182	2,160
Period-end full-time equivalent employees	2,347	2,311	2,280	2,188	2,170

(1)
Included in diluted earnings per common share and net income available to common shareholders for the three months ended March 31, 2017 are tax benefits recognized associated with the adoption of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting in the first quarter of 2017. This guidance was adopted on a prospective basis with no changes to prior period amounts. (See "Income Tax Expense" for further details)

(2)
Our consolidated statements of income were modified from prior periods’ presentation to conform to the current period presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments was reported separately as a component of noninterest expense.

(3)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(4)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.3 million for each of the quarters ended March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(6)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.

(7)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(8)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable basis, was $310.3 million for the first quarter of 2017, compared to $296.9 million for the fourth quarter of 2016. The $13.4 million increase from the fourth quarter of 2016 to the first quarter of 2017, was attributable primarily to the following:

•
An increase in interest income from loans of $10.6 million to $227.3 million for the first quarter of 2017. The increase was related primarily to higher average loan balances and the benefit of higher interest rates, partially offset by the impact of two fewer days in the quarter (compared to the fourth quarter of 2016). Overall loan yields increased 11 basis points reflective primarily of the impact of the 25 basis point increase in the target federal funds rate by the Federal Reserve in December 2016, offset by lower yields from the growth of our lower-yielding private equity/venture capital and Private Bank loan portfolios. Additionally, competition has put downward pressure on the loan yields for newly originated loans and renewals of existing loans primarily in the Private Equity Division, SVB Accelerator practice and Sponsored Finance group.

•
An increase in interest income from our fixed income investment securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $4.1 million to $90.8 million for the first quarter of 2017. Continued reinvestment of maturing fixed income investments, plus investment of excess cash throughout the quarter, contributed to a $0.9 billion increase in average fixed income investments resulting in increased interest income of $7.6 million, offset by a net increase of $3.5 million in premium amortization expense. Our overall yields from investment securities increased four basis points to 1.74 percent, primarily attributable to higher reinvestment rates, offset by the yield impact from the increase in net premium amortization expense, reflective of the slowdown in prepayments and prepayment estimates for our mortgage-backed securities in the fourth quarter of 2016, due to the sharp increase in market rates, as compared to the first quarter of 2017.

•
A decrease in interest income from short-term investment securities of $1.1 million for the first quarter of 2017. The decrease was due primarily to a decrease of $1.3 billion in interest-earning cash balances as a result of fixed income investment purchases and loan funding during the quarter, partially offset by the impact of the increase in the target federal funds rate in December 2016.

Net interest margin, on a fully taxable equivalent basis, was 2.88 percent for the first quarter of 2017, compared to 2.73 percent for the fourth quarter of 2016. Our net interest margin increased due to a shift in the mix of our interest earning assets as well as from the impact of the change in the federal funds target rate, partially offset by the increase in amortization expense and the compression in gross loan yields from competition as previously noted. The change in mix was the result of shifting lower yielding interest-earning cash and cash flows received from fixed income securities during the quarter into higher yielding loans and fixed income investment securities. Average loans and average fixed income investments represented 46 percent and 48 percent, respectively, of interest earning assets for the first quarter of 2017, compared to 44 percent and 47 percent, respectively, for the fourth quarter of 2016.

For the first quarter of 2017, 89.1 percent, or $18.1 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. However, approximately 10 percent of our variable-rate loans will not reprice in 2017 and, as a result, the impact of increases in short-term interest rates will be delayed for these loans. Average variable-rate gross loans were 88.2 percent, or $17.2 billion, for the fourth quarter of 2016.

Investment Securities

Our investment securities portfolio consists of: (i) an AFS portfolio and a HTM portfolio, both of which represent primarily interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total average fixed income investment securities portfolio increased $0.9 billion, or 4.5 percent, to $21.2 billion for the quarter ended March 31, 2017. Our total period-end fixed income investment securities portfolio decreased $48 million, or 0.2 percent, to $21.0 billion at March 31, 2017. The duration of our fixed income investment securities portfolio was 2.5 years at both March 31, 2017 and December 31, 2016. Non-marketable and other securities increased $13.0 million to $635.6 million ($509.3 million net of noncontrolling interests) at March 31, 2017.

Available-for-Sale Securities

Average AFS securities remained flat at $12.5 billion for the first quarter of 2017, compared to the fourth quarter of 2016. Period-end AFS securities were $12.4 billion at March 31, 2017 compared to $12.6 billion at December 31, 2016. The $0.2 billion decrease in period-end AFS securities balances from the fourth quarter of 2016 to the first quarter of 2017 was due primarily to $0.8 billion in portfolio paydowns and maturities partially offset by purchases of $0.6 billion of agency backed mortgage securities. The weighted-average duration of our AFS securities portfolio was 1.9 years and 2.0 years at March 31, 2017 and December 31, 2016, respectively.

Held-to-Maturity Securities

Average HTM securities were $8.6 billion for the first quarter of 2017, compared to $7.7 billion for the fourth quarter of 2016, reflecting an increase of $0.9 billion. Period-end HTM securities were $8.6 billion at March 31, 2017, compared to $8.4 billion at December 31, 2016. The $0.2 billion increase in period-end HTM security balances from the fourth quarter of 2016 to the first quarter of 2017 was due to new purchases of $0.6 billion primarily in agency backed mortgage securities, partially offset by $0.4 billion in portfolio paydowns and maturities. The weighted-average duration of our HTM securities portfolio was 3.3 years at both March 31, 2017 and December 31, 2016.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Non-marketable and other securities increased $13.0 million to $635.6 million ($509.3 million net of noncontrolling interests) at March 31, 2017, compared to $622.6 million ($500.1 million net of noncontrolling interests) at December 31, 2016. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $0.8 billion to $20.1 billion for the first quarter of 2017, compared to $19.3 billion for the fourth quarter of 2016. Period-end loans (net of unearned income) increased by $0.5 billion to $20.4 billion at March 31, 2017, compared to $19.9 billion at December 31, 2016. Average and period-end loan growth came primarily from our private equity/venture capital portfolio reflective of increased utilization of unfunded commitments by our existing private equity/venture capital clients. We also saw an increase in average loan growth from our Life Sciences and Private Bank loan portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.4 billion and totaled $9.3 billion and $8.9 billion at March 31, 2017 and December 31, 2016, respectively, which represents 45.4 percent and 44.4 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2017	December 31, 2016	March 31, 2016
Allowance for loan losses, beginning balance	$225,366	$240,565	$217,613
Provision for loan losses (1)	29,679	7,073	33,341
Gross loan charge-offs	(14,030)	(25,391)	(26,174)
Loan recoveries	1,792	4,054	4,813
Foreign currency translation adjustments	323	(935)	656
Allowance for loan losses, ending balance	$243,130	$225,366	$230,249
Allowance for unfunded credit commitments, beginning balance	45,265	35,924	34,415
Provision for unfunded credit commitments (1)	1,055	9,381	134
Foreign currency translation adjustments	15	(40)	(8)
Allowance for unfunded credit commitments, ending balance (2)	$46,335	$45,265	$34,541
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.59%	0.14%	0.75%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.28	0.52	0.61
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.25	0.44	0.50
Allowance for loan losses as a percentage of period-end total gross loans	1.18	1.13	1.29
Provision for credit losses (1)	$30,734	$16,454	$33,475
Period-end total gross loans	20,548,651	20,024,662	17,846,081
Average total gross loans	20,189,562	19,374,205	17,123,718
Allowance for loan losses for nonaccrual loans	50,395	37,277	50,353
Nonaccrual loans	138,764	118,979	113,945

(1)
Our consolidated statements of income were modified from prior periods’ presentation to conform to the current period's presentation to reflect our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”.

(2)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $17.8 million due to increased specific reserves for nonaccrual loans as well as additional reserves related to our period-end loan growth. Three nonaccrual loans contributed $16.7 million to the increase in the allowance for loan losses for nonaccrual loans. As a percentage of total gross loans our allowance for loan losses was 1.18 percent at March 31, 2017 and 1.13 percent at December 31, 2016.

Our provision for credit losses was $30.7 million for the first quarter of 2017, consisting of a provision for loan losses of $29.7 million and a provision for unfunded credit commitments of $1.0 million.

Our provision for loan losses of $29.7 million for the first quarter of 2017, primarily reflects $25.4 million in specific reserves for net new nonaccrual loans and a $5.0 million increase in reserves for period-end loan growth.

Our provision for unfunded credit commitments of $1.0 million for the first quarter of 2017 was primarily driven by the change in composition of the portfolio, partially offset by a decrease of $0.7 billion in unfunded credit commitment balances. The decrease of $8.3 million, from the fourth quarter of 2016, is reflective primarily of the increase in our provision for unfunded credit commitments in the fourth quarter of 2016, as a result of reserve methodology enhancements.

Gross loan charge-offs were $14.0 million for the first quarter of 2017, of which $5.4 million was not specifically reserved for at December 31, 2016. Our early-stage client portfolio had $12.4 million of gross loan charge-offs primarily from our software and internet loan portfolio. Our loan recoveries during the first quarter were $1.8 million.

Nonaccrual loans were $138.8 million at March 31, 2017, compared to $119.0 million at December 31, 2016. Our nonaccrual loan balance increased $19.8 million as a result of $34.3 million of new nonaccrual loans, partially offset by $10.2 million of charge-offs. New nonaccrual loans of $34.3 million were mostly attributable to one late-stage client and one early-stage client, both from our software and internet loan portfolio.

The allowance for loan losses for nonaccrual loans increased by $13.1 million to $50.4 million in the first quarter of 2017. The increase includes $22.7 million of new nonaccrual loan reserves, partially offset by $8.6 million of charge-offs. New nonaccrual loan reserves of $22.7 million were mostly attributable to a new late-stage client and an early-stage client as well as increased reserves for one sponsored buyout loan.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $86.1 billion for the first quarter of 2017, compared to $84.7 billion for the fourth quarter of 2016. Period-end total client funds were $87.5 billion at March 31, 2017, compared to $84.8 billion at December 31, 2016.

Average Total Client Funds

Average on-balance sheet deposits were $40.0 billion for the first quarter of 2017, compared to $39.7 billion for the fourth quarter of 2016. Average off-balance sheet client investment funds were $46.1 billion for the first quarter of 2017, compared to $45.0 billion for the fourth quarter of 2016. The increase of $1.4 billion in average total client funds from the fourth quarter of 2016 to the first quarter of 2017 was primarily driven by a healthy venture capital funding environment and robust activities in the secondary offering market with Life Sciences and Corporate Finance as our leading portfolio contributors to this growth.

Period-End Total Client Funds

Period-end deposits were $41.1 billion at March 31, 2017, compared to $39.0 billion at December 31, 2016. Period-end client investment funds were $46.4 billion at March 31, 2017, compared to $45.8 billion at December 31, 2016. The increase of $2.7 billion in period-end total client funds from the fourth quarter of 2016 to the first quarter of 2017 was primarily driven by new funds coming from existing clients in our private equity/venture capital portfolio towards the end of the first quarter of 2017. The increase in new funds in our private equity/venture capital portfolio is reflective of M&A and private equity-backed financing activity during the first quarter of 2017 for which distributions are expected in the second quarter of 2017.
Noninterest Income

Noninterest income was $117.7 million for the first quarter of 2017, compared to $113.5 million for the fourth quarter of 2016. Non-GAAP noninterest income, net of noncontrolling interests was $111.1 million for the first quarter of 2017, compared to $109.1 million for the fourth quarter of 2016. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $4.2 million ($2.0 million net of noncontrolling interests) in noninterest income from the fourth quarter of 2016 to the first quarter of 2017 was primarily attributable to higher net gains on our investment securities and equity warrant assets, partially offset by decreases in non-GAAP core fee income. Items impacting noninterest income for the first quarter of 2017 were as follows:

•
Gains on investment securities of $16.0 million for the first quarter of 2017, compared to $10.0 million for the fourth quarter of 2016. Net of noncontrolling interests, non-GAAP net gains on investment securities were $9.5 million for the first quarter of 2017, compared to $5.3 million for the fourth quarter of 2016. The non-GAAP net gains, net of noncontrolling interests, of $9.5 million for the first quarter of 2017 were driven by the following:

◦
Gains of $5.7 million from our strategic and other investments comprised of gains of $3.4 million related to the partial sale of shares of one of our direct equity investments as well as gains from distributions from our strategic venture capital fund investments, and

◦
Gains of $3.6 million from our managed funds of funds portfolio, related primarily to net unrealized valuation increases in the investments held by the funds driven by IPO, M&A and private equity-backed financing activity during the first quarter of 2017.

As of March 31, 2017, we directly or indirectly (through 4 of our consolidated managed investment funds) held investments in 289 venture capital funds, 85 companies and 4 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended March 31, 2017 and December 31, 2016, respectively:

	Three months ended March 31, 2017
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$10,033	$96	$(431)	$608	$5,664	$15,970
Less: income attributable to noncontrolling interests, including carried interest allocation	6,420	42	—	—	—	6,462
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$3,613	$54	$(431)	$608	$5,664	$9,508

	Three months ended December 31, 2016
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
GAAP gains on investment securities, net	$4,309	$240	$147	$628	$4,652	$9,976
Less: income attributable to noncontrolling interests, including carried interest allocation	4,552	109	—	—	—	4,661
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$(243)	$131	$147	$628	$4,652	$5,315

•
Net gains on equity warrant assets were $6.7 million for the first quarter of 2017, compared to $4.6 million for the fourth quarter of 2016. Net gains on equity warrant assets of $6.7 million for the first quarter of 2017 were attributable primarily to the following:

◦
Net gains of $8.0 million from exercises of equity warrant assets in the first quarter of 2017, compared to net gains of $0.8 million for the fourth quarter of 2016, primarily reflective of increased M&A activity in the first quarter of 2017.

◦
Net losses of $0.6 million from changes in warrant valuations in the first quarter of 2017, compared to net gains of $4.3 million for the fourth quarter of 2016, primarily driven by a decline in valuation of one company in our private warrant portfolio of $1.9 million, partially offset by warrant valuation gains in the remaining portfolio.

At March 31, 2017, we held warrants in 1,762 companies with a total value of $124.2 million. Warrants in 13 companies each had values greater than $1.0 million and collectively represented $29.2 million, or 23.5 percent, of the fair value of the total warrant portfolio at March 31, 2017. The gains from our equity warrant assets resulting from changes in valuations are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

The following table provides a summary of our net gains on equity warrant assets:

	Three months ended
(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Equity warrant assets:
Gains on exercises, net	$7,956	$829	$6,849
Cancellations and expirations	(634)	(470)	(615)
Changes in fair value, net	(632)	4,280	372
Total net gains on equity warrant assets	$6,690	$4,639	$6,606

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit fees) decreased $2.1 million to $82.6 million for the first quarter of 2017, compared to $84.6 million for the fourth quarter of 2016.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Non-GAAP core fee income:
Foreign exchange fees	$26,247	$27,185	$26,966
Credit card fees	17,730	18,979	15,507
Deposit service charges	13,975	13,382	12,672
Client investment fees	9,026	8,260	7,995
Lending related fees	8,961	9,612	7,813
Letters of credit and standby letters of credit fees	6,639	7,230	5,589
Total Non-GAAP core fee income	$82,578	$84,648	$76,542

The decrease in non-GAAP core fee income from the fourth quarter of 2016 to the first quarter of 2017 was primarily the result of a decrease in credit card and foreign exchange fees. Credit card fees were higher in the fourth quarter of 2016 primarily due to a one-time reclassification of $1.5 million, in the fourth quarter of 2016, in revenues previously recorded in other noninterest expense related to certain of our merchant services client contracts. Foreign exchange fees decreased $0.9 million reflective of a seasonally higher fourth quarter of 2016. These decreases were partially offset by increases in client investment fees, driven by higher client investment funds balances and improved yields due to increases in general market rates, as well as, an increase in deposit service charges reflective of higher deposit client counts and transaction volumes.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $237.6 million for the first quarter of 2017, compared to $235.2 million for the fourth quarter of 2016. The increase of $2.4 million in noninterest expense consisted of an increase in our compensation and benefits expense of $7.3 million offset by lower professional consulting expenses associated with regulatory compliance initiatives and lower project related costs in the first quarter of 2017 compared to fourth quarter of 2016.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2017	December 31, 2016	March 31, 2016
Compensation and benefits:
Salaries and wages	$66,859	$62,095	$59,386
Incentive compensation plans	32,674	35,105	24,966
Employee stock ownership plan ("ESOP")	1,145	481	1,662
Other employee incentives and benefits (1)	46,498	42,179	36,248
Total compensation and benefits	$147,176	$139,860	$122,262
Period-end full-time equivalent employees	2,347	2,311	2,170
Average full-time equivalent employees	2,345	2,303	2,160

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The $7.3 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $4.8 million in salaries and wages reflective primarily of annual merit pay raises effective in the first quarter of 2017 and an increase in the number of average full-time equivalent employees ("FTE") by 42 to 2,345 FTEs for the first quarter of 2017, and

•	An increase of $4.3 million in total other employee incentives and benefits reflective of the following:

◦
$6.5 million increase primarily due to first quarter seasonal expense items relating to additional 401(k) matching contributions as a result of the 2016 annual incentive compensation plan payments and employer-related taxes,

◦	$1.7 million increase in warrant compensation expenses attributable to realized equity warrant asset gains, and

◦	$4.0 million decrease in share-based compensation expense primarily reflective of the increase in performance-based restricted stock unit plan expenses in the fourth quarter of 2016.

•	A decrease of $2.4 million in incentive compensation plan expenses reflective primarily of higher expenses in the fourth quarter of 2016 as a result of our strong 2016 full year financial performance.
Non-GAAP noninterest expense, net of noncontrolling interests was $237.5 million for the first quarter of 2017, compared to $234.9 million for the fourth quarter of 2016. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”
Income Tax Expense

Our effective tax rate was 33.6 percent for the first quarter of 2017, compared to 35.5 percent for the fourth quarter of 2016. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
The reduction in the effective tax rate for the first quarter of 2017 resulted from the recognition of a tax benefit of $6.1 million due to the adoption and implementation of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting, in the first quarter of 2017. The new guidance requires tax impacts from employee share-based transactions to be recognized in the provision for income taxes rather than additional paid-in-capital in stockholders' equity required under the previous guidance.
The effective tax rate for the first quarter of 2017 also included a tax benefit of $4.7 million for the return of tax funds related to a prior years’ tax return.
Excluding the impact of these tax items, we expect the annual effective tax rate for 2017 to be comparable to the full-year 2016 effective tax rate.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Net interest income (1)	$(7)	$(4)	$(3)
Noninterest (income) loss (1)	(5,454)	(4,290)	3,753
Noninterest expense (1)	169	240	(91)
Carried interest allocation (2)	(1,105)	(122)	(1,082)
Net (income) loss attributable to noncontrolling interests	$(6,397)	$(4,176)	$2,577

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $6.4 million for the first quarter of 2017, compared to $4.2 million for the fourth quarter of 2016. Net income attributable to noncontrolling interests of $6.4 million for the first quarter of 2017 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio related to net unrealized valuation increases in the investments held by the funds driven by IPO, M&A and private equity-backed financing activity during the first quarter of 2017.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $121.8 million to $3.8 billion at March 31, 2017, due to net income of $101.5 million and an increase in additional paid-in capital of $25.8 million attributable primarily to amortization of share-based compensation and common stock issued under employee benefit plans.

Capital Ratios

Capital ratios (CET 1, tier 1, total risk-based capital and tier 1 leverage) for both SVB Financial Group and Silicon Valley Bank increased as of March 31, 2017, compared to the same ratios as of December 31, 2016. The changes are driven by an increase in capital during the first quarter of 2017, primarily from net income. An increase in common stock issuances for employee benefit plans resulting from continued increases in SVB Financial's stock price during the quarter also resulted in a benefit to the capital ratios. The increases in capital were partially offset by higher risk-weighted assets due to period-end loan growth. The increases to the Bank's capital ratios were partially offset by a $20 million cash dividend paid by the Bank to our bank holding company, SVB Financial, during the first quarter of 2017.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Outlook for the Year Ending December 31, 2017

Our outlook for the year ending December 31, 2017 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2017, compared to our full year 2016 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the December 14, 2016 and March 15, 2017 increases of the target federal funds rate by the Federal Reserve of 25 basis points each and no assumptions about any further interest rate changes and (ii) management updates to certain 2017 outlook metrics we previously disclosed on January 26, 2017.)

	Current full year 2017 outlook compared to 2016 results (as of April 27, 2017)	Change in outlook compared to outlook reported as of January 26, 2017
Average loan balances	Increase at a percentage rate in the high teens	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the mid-single digits	Outlook narrowed to mid-single digits from previous outlook of mid-to-high single digits
Net interest income (1)	Increase at a percentage rate in the high teens	Outlook increased to high teens from previous outlook of low teens
Net interest margin (1)	Between 2.90% and 3.10%	Outlook increased to 2.90% and 3.10% from previous outlook of 2.80% and 3.00%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2016 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.60% and 0.80% of total gross loans	Outlook increased to 0.60% and 0.80% from previous outlook of 0.50% and 0.70%
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low double digits	Outlook increased to low double digits from previous outlook of high single digits

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2017 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2017 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2017” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results) for certain quarters in, and for the full year 2017.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•	market and economic conditions, including the interest rate environment, and the associated impact on us;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us, including the impact of the Volcker Rule.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 27, 2017, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2017. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation “44757337.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, April 27, 2017, through 9:59 p.m. (Pacific Time) on Saturday, May 27, 2017, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “44757337#.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 27, 2017.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial and private banking, asset management, private wealth management, brokerage and investment services, funds management and business valuation services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at svb.com.

SVB Financial Group is the holding company for all business units and groups ©2017 SVB Financial Group. All rights reserved. Member Federal Reserve System. SVB>, SVB Financial Group, and Silicon Valley Bank are registered trademarks.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Loans	$227,341	$216,699	$197,942
Investment securities:
Taxable	89,803	85,816	91,050
Non-taxable	646	541	596
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	3,136	4,277	2,070
Total interest income	320,926	307,333	291,658
Interest expense:
Deposits	1,717	1,627	1,188
Borrowings	9,216	9,101	9,049
Total interest expense	10,933	10,728	10,237
Net interest income	309,993	296,605	281,421
Provision for credit losses (1)	30,734	16,454	33,475
Net interest income after provision for credit losses	279,259	280,151	247,946
Noninterest income:
Gains (losses) on investment securities, net	15,970	9,976	(4,684)
Gains on equity warrant assets, net (2)	6,690	4,639	6,606
Foreign exchange fees	26,247	27,185	26,966
Credit card fees	17,730	18,979	15,507
Deposit service charges	13,975	13,382	12,672
Client investment fees	9,026	8,260	7,995
Lending related fees	8,961	9,612	7,813
Letters of credit and standby letters of credit fees	6,639	7,230	5,589
Other (2)	12,421	14,239	7,670
Total noninterest income	117,659	113,502	86,134
Noninterest expense:
Compensation and benefits	147,176	139,860	122,262
Professional services	25,419	27,023	19,000
Premises and equipment	15,858	17,641	14,984
Net occupancy	11,651	11,009	10,035
Business development and travel	9,195	10,053	12,246
FDIC and state assessments	8,682	8,661	6,927
Correspondent bank fees	3,445	2,988	3,652
Other	16,207	17,951	14,793
Total noninterest expense (1)	237,633	235,186	203,899
Income before income tax expense	159,285	158,467	130,181
Income tax expense (3)	51,405	54,825	53,584
Net income before noncontrolling interests	107,880	103,642	76,597
Net (income) loss attributable to noncontrolling interests	(6,397)	(4,176)	2,577
Net income available to common stockholders (3)	$101,483	$99,466	$79,174
Earnings per common share—basic (3)	$1.94	$1.91	$1.53
Earnings per common share—diluted (3)	1.91	1.89	1.52
Weighted average common shares outstanding—basic	52,343,571	52,134,396	51,645,843
Weighted average common shares outstanding—diluted	53,179,433	52,676,578	52,085,387

(1)
Our consolidated statements of income were modified from prior periods’ presentation to conform to the current period's presentation, which reflects our provision for loan losses and provision for unfunded credit commitments together as our “provision for credit losses”. In prior periods, our provision for unfunded credit commitments were reported separately as a component of noninterest expense.

(2)
Our consolidated statements of income were modified from prior periods’ presentation to conform to the current period's presentation, which reflects a new line item to separately disclose net gains on equity warrant assets. In prior periods, net gains on equity warrant assets were reported as a component of net gains on derivative instruments. We removed the line item "gains on derivative instruments, net" and reclassified all other gains on derivative instruments, net to other noninterest income.

(3)
Included in income tax expense, net income available to common shareholders, earnings per common share-basic and earnings for common share-diluted, for the three months ended March 31, 2017, are tax benefits recognized associated with the adoption of Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting in the first quarter of 2017. This guidance was adopted on a prospective basis with no change to prior period amounts. (See "Income Tax Expense" for further details)

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2017	December 31, 2016	March 31, 2016
Assets:
Cash and cash equivalents	$3,795,679	$2,545,750	$1,868,512
Available-for-sale securities, at fair value (cost $12,360,744, $12,588,783, and $14,150,695, respectively)	12,384,007	12,620,411	14,327,079
Held-to-maturity securities, at cost (fair value $8,567,817, $8,376,138, and $8,630,952, respectively)	8,615,695	8,426,998	8,548,238
Non-marketable and other securities	635,550	622,552	668,497
Investment securities	21,635,252	21,669,961	23,543,814
Loans, net of unearned income	20,427,451	19,899,944	17,735,147
Allowance for loan losses	(243,130)	(225,366)	(230,249)
Net loans	20,184,321	19,674,578	17,504,898
Premises and equipment, net of accumulated depreciation and amortization	122,304	120,683	108,570
Accrued interest receivable and other assets	675,783	672,688	548,108
Total assets	$46,413,339	$44,683,660	$43,573,902
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$33,587,934	$31,975,457	$30,933,256
Interest-bearing deposits	7,491,766	7,004,411	7,826,465
Total deposits	41,079,700	38,979,868	38,759,721
Short-term borrowings	5,163	512,668	—
Other liabilities	629,555	618,383	506,571
Long-term debt	795,465	795,704	796,570
Total liabilities	42,509,883	40,906,623	40,062,862
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,427,709 shares, 52,254,074 shares, and 51,701,312 shares outstanding, respectively	52	52	52
Additional paid-in capital	1,268,507	1,242,741	1,192,782
Retained earnings	2,477,814	2,376,331	2,072,820
Accumulated other comprehensive income	17,958	23,430	115,390
Total SVBFG stockholders’ equity	3,764,331	3,642,554	3,381,044
Noncontrolling interests	139,125	134,483	129,996
Total equity	3,903,456	3,777,037	3,511,040
Total liabilities and total equity	$46,413,339	$44,683,660	$43,573,902

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,502,930	$3,136	0.51%	$3,809,314	$4,277	0.45%	$2,130,958	$2,070	0.39%
Investment securities: (2)
Available-for-sale securities:
Taxable	12,550,264	45,707	1.48	12,505,127	45,049	1.43	14,692,632	50,083	1.37
Held-to-maturity securities:
Taxable	8,495,674	44,096	2.10	7,663,168	40,767	2.12	8,595,081	40,967	1.92
Non-taxable (3)	104,502	994	3.86	67,367	832	4.91	63,603	918	5.81
Total loans, net of unearned income (4) (5)	20,069,314	227,341	4.59	19,260,738	216,699	4.48	17,012,435	197,942	4.68
Total interest-earning assets	43,722,684	321,274	2.98	43,305,714	307,624	2.83	42,494,709	291,980	2.76
Cash and due from banks	354,684			323,243			402,433
Allowance for loan losses	(234,274)			(234,922)			(225,344)
Other assets (6)	1,457,940			1,539,712			1,518,392
Total assets	$45,301,034			$44,933,747			$44,190,190
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$394,928	$75	0.08%	$341,839	$65	0.08%	$313,460	$61	0.08%
Money market deposits	5,525,682	1,498	0.11	5,327,745	1,408	0.11	6,097,575	946	0.06
Money market deposits in foreign offices	151,474	16	0.04	148,802	16	0.04	132,171	15	0.05
Time deposits	53,811	17	0.13	55,098	19	0.14	67,466	23	0.14
Sweep deposits in foreign offices	1,123,217	111	0.04	1,160,180	119	0.04	1,437,953	143	0.04
Total interest-bearing deposits	7,249,112	1,717	0.10	7,033,664	1,627	0.09	8,048,625	1,188	0.06
Short-term borrowings	67,471	120	0.72	19,265	22	0.45	44,752	42	0.38
3.50% Senior Notes	347,008	3,142	3.67	346,927	3,141	3.60	346,693	3,140	3.64
5.375% Senior Notes	347,636	4,851	5.66	347,490	4,849	5.55	347,063	4,842	5.61
Junior Subordinated Debentures	54,478	832	6.19	54,522	831	6.06	54,654	831	6.12
6.05% Subordinated Notes	46,498	271	2.36	46,938	258	2.19	48,295	194	1.62
Total interest-bearing liabilities	8,112,203	10,933	0.55	7,848,806	10,728	0.54	8,890,082	10,237	0.46
Portion of noninterest-bearing funding sources	35,610,481			35,456,908			33,604,627
Total funding sources	43,722,684	10,933	0.10	43,305,714	10,728	0.10	42,494,709	10,237	0.09
Noninterest-bearing funding sources:
Demand deposits	32,709,423			32,663,752			31,219,504
Other liabilities	612,800			614,799			624,796
SVBFG stockholders’ equity	3,732,134			3,675,183			3,322,362
Noncontrolling interests	134,474			131,207			133,446
Portion used to fund interest-earning assets	(35,610,481)			(35,456,908)			(33,604,627)
Total liabilities and total equity	$45,301,034			$44,933,747			$44,190,190
Net interest income and margin		$310,341	2.88%		$296,896	2.73%		$281,743	2.67%
Total deposits	$39,958,535			$39,697,416			$39,268,129
Average SVBFG stockholders’ equity as a percentage of average assets			8.24%			8.18%			7.52%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(348)			(291)			(322)
Net interest income, as reported		$309,993			$296,605			$281,421

(1)
Includes average interest-earning deposits in other financial institutions of $799 million, $725 million and $566 million; and $1.6 billion, $3.0 billion and $1.5 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $27.2 million, $26.8 million and $25.5 million for the quarters ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.

(6)
Average investment securities of $658 million, $735 million and $781 million for the quarters ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Weighted average common shares outstanding—basic	52,344	52,134	51,646
Effect of dilutive securities:
Stock options and employee stock purchase plan	440	300	264
Restricted stock units	395	243	175
Total effect of dilutive securities	835	543	439
Weighted average common shares outstanding—diluted	53,179	52,677	52,085
SVB Financial and Bank Capital Ratios

	March 31, 2017	December 31, 2016	March 31, 2016
SVB Financial:
CET 1 risk-based capital ratio	13.05%	12.80%	12.38%
Tier 1 risk-based capital ratio	13.44	13.26	12.86
Total risk-based capital ratio	14.45	14.21	13.90
Tier 1 leverage ratio	8.51	8.34	7.69
Tangible common equity to tangible assets ratio (1)	8.11	8.15	7.76
Tangible common equity to risk-weighted assets ratio (1)	13.12	12.89	12.82
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.75%	12.65%	12.57%
Tier 1 risk-based capital ratio	12.75	12.65	12.57
Total risk-based capital ratio	13.80	13.66	13.66
Tier 1 leverage ratio	7.81	7.67	7.19
Tangible common equity to tangible assets ratio (1)	7.66	7.77	7.55
Tangible common equity to risk-weighted assets ratio (1)	12.82	12.75	13.03

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2017	December 31, 2016	March 31, 2016
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,959,737	$1,913,125	$1,939,785
Hardware	500,186	552,460	414,191
Private equity/venture capital	5,793,533	5,260,648	4,271,726
Life science/healthcare	593,332	707,739	613,634
Premium wine (1)	24,733	23,416	17,957
Other	213,395	169,630	140,729
Total commercial loans	9,084,916	8,627,018	7,398,022
Real estate secured loans:
Premium wine (1)	106,665	124,261	90,162
Consumer (2)	—	—	—
Other	20,933	21,133	21,733
Total real estate secured loans	127,598	145,394	111,895
Construction loans	21,527	20,280	—
Consumer loans (2)	90,859	103,469	107,610
Total loans individually equal to or greater than $20 million	$9,324,900	$8,896,161	$7,617,527
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,546,059	$3,755,453	$3,555,087
Hardware	608,549	636,654	650,554
Private equity/venture capital	2,643,821	2,487,263	2,074,363
Life science/healthcare	1,189,705	1,158,946	1,127,132
Premium wine	179,101	178,218	167,319
Other	267,517	226,828	219,514
Total commercial loans	8,434,752	8,443,362	7,793,969
Real estate secured loans:
Premium wine	566,166	554,484	564,197
Consumer	2,010,464	1,925,620	1,652,344
Other	22,526	22,674	23,200
Total real estate secured loans	2,599,156	2,502,778	2,239,741
Construction loans	49,741	44,677	74,205
Consumer loans	140,102	137,684	120,639
Total loans individually less than $20 million	$11,223,751	$11,128,501	$10,228,554
Total gross loans	$20,548,651	$20,024,662	$17,846,081
Loans individually equal to or greater than $20 million as a percentage of total gross loans	45.4%	44.4%	42.7%
Total clients with loans individually equal to or greater than $20 million	243	233	207
Loans individually equal to or greater than $20 million on nonaccrual status	$79,655	$79,681	$60,954

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	March 31, 2017	December 31, 2016	March 31, 2016
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$138,764	$118,979	$113,945
Loans past due 90 days or more still accruing interest	60	33	27
Total nonperforming loans	138,824	119,012	113,972
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$138,824	$119,012	$113,972
Nonperforming loans as a percentage of total gross loans	0.68%	0.59%	0.64%
Nonperforming assets as a percentage of total assets	0.30	0.27	0.26
Allowance for loan losses	$243,130	$225,366	$230,249
As a percentage of total gross loans	1.18%	1.13%	1.29%
As a percentage of total gross nonperforming loans	175.14	189.36	202.02
Allowance for loan losses for nonaccrual loans	$50,395	$37,277	$50,353
As a percentage of total gross loans	0.25%	0.19%	0.28%
As a percentage of total gross nonperforming loans	36.30	31.32	44.18
Allowance for loan losses for total gross performing loans	$192,735	$188,089	$179,896
As a percentage of total gross loans	0.94%	0.94%	1.01%
As a percentage of total gross performing loans	0.94	0.94	1.01
Total gross loans	$20,548,651	$20,024,662	$17,846,081
Total gross performing loans	20,409,827	19,905,650	17,732,109
Allowance for unfunded credit commitments (1)	46,335	45,265	34,541
As a percentage of total unfunded credit commitments	0.29%	0.27%	0.22%
Total unfunded credit commitments (2)	$16,082,331	$16,743,196	$15,880,198

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended
(Dollars in millions)	March 31, 2017	December 31, 2016	March 31, 2016
Client directed investment assets	$5,364	$6,378	$7,318
Client investment assets under management (2)	23,047	21,503	21,731
Sweep money market funds	17,719	17,086	13,423
Total average client investment funds	$46,130	$44,967	$42,472

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Client directed investment assets	$5,241	$5,510	$6,262	$7,117	$7,512
Client investment assets under management (2)	23,292	23,115	20,819	20,508	21,431
Sweep money market funds	17,902	17,173	16,263	15,447	13,331
Total period-end client investment funds	$46,435	$45,798	$43,344	$43,072	$42,274

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains (losses) on investment securities, net, net gains on equity warrant assets and other noninterest income items.

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP noninterest income	$117,659	$113,502	$144,140	$112,776	$86,134
Less: income (losses) attributable to noncontrolling interests, including carried interest allocation	6,559	4,412	4,679	1,619	(2,671)
Non-GAAP noninterest income, net of noncontrolling interests	$111,100	$109,090	$139,461	$111,157	$88,805

	Three months ended
Non-GAAP core fee income (Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP noninterest income	$117,659	$113,502	$144,140	$112,776	$86,134
Less: gains (losses) on investment securities, net	15,970	9,976	23,178	23,270	(4,684)
Less: net gains on equity warrant assets	6,690	4,639	21,558	5,089	6,606
Less: other noninterest income	12,421	14,239	18,878	9,963	7,670
Non-GAAP core fee income	$82,578	$84,648	$80,526	$74,454	$76,542

	Three months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP net gains (losses) on investment securities	$15,970	$9,976	$23,178	$23,270	$(4,684)
Less: income (losses) attributable to noncontrolling interests, including carried interest allocation	6,462	4,661	4,745	1,622	(2,716)
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$9,508	$5,315	$18,433	$21,648	$(1,968)

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP noninterest expense	$237,633	$235,186	$220,773	$199,939	$203,899
Less: expense attributable to noncontrolling interests	169	240	117	258	(91)
Non-GAAP noninterest expense, net of noncontrolling interests	$237,464	$234,946	$220,656	$199,681	$203,990
GAAP net interest income	$309,993	$296,605	$289,161	$283,336	$281,421
Adjustments for taxable equivalent basis	348	291	281	309	322
Non-GAAP taxable equivalent net interest income	$310,341	$296,896	$289,442	$283,645	$281,743
Less: net interest income attributable to noncontrolling interests	7	4	4	55	3
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$310,334	$296,892	$289,438	$283,590	$281,740
GAAP noninterest income	$117,659	$113,502	$144,140	$112,776	$86,134
Non-GAAP noninterest income, net of noncontrolling interests	$111,100	$109,090	$139,461	$111,157	$88,805
GAAP total revenue	$427,652	$410,107	$433,301	$396,112	$367,555
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$421,434	$405,982	$428,899	$394,747	$370,545
GAAP operating efficiency ratio	55.57%	57.35%	50.95%	50.48%	55.47%
Non-GAAP, net of noncontrolling interests operating efficiency ratio	56.35	57.87	51.45	50.58	55.05

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP non-marketable and other securities	$635,550	$622,552	$625,178	$664,054	$668,497
Less: amounts attributable to noncontrolling interests	126,263	122,415	121,397	121,803	123,158
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$509,287	$500,137	$503,781	$542,251	$545,339

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP SVBFG stockholders’ equity	$3,764,331	$3,642,554	$3,593,051	$3,505,578	$3,381,044
Tangible common equity	$3,764,331	$3,642,554	$3,593,051	$3,505,578	$3,381,044
GAAP total assets	$46,413,339	$44,683,660	$43,274,037	$43,132,654	$43,573,902
Tangible assets	$46,413,339	$44,683,660	$43,274,037	$43,132,654	$43,573,902
Risk-weighted assets	$28,691,192	$28,248,750	$27,407,756	$27,145,857	$26,382,154
Tangible common equity to tangible assets	8.11%	8.15%	8.30%	8.13%	7.76%
Tangible common equity to risk-weighted assets	13.12	12.89	13.11	12.91	12.82

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Tangible common equity	$3,508,871	$3,423,427	$3,405,028	$3,359,097	$3,246,536
Tangible assets	$45,807,551	$44,059,340	$42,651,702	$42,522,293	$42,990,146
Risk-weighted assets	$27,368,552	$26,856,850	$25,909,301	$25,691,978	$24,922,140
Tangible common equity to tangible assets	7.66%	7.77%	7.98%	7.90%	7.55%
Tangible common equity to risk-weighted assets	12.82	12.75	13.14	13.07	13.03